EXHIBIT 99.1
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NEWS RELEASE

FOR IMMEDIATE RELEASE
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ACCESSITY CONTACT:     CHARLES R. HOLCOMB
                       (954) 752-6161 EXT. 241

CORPORATE WEB ADDRESS: WWW.ACCESSITYCORP.COM



               ACCESSITY CORP. REPORTS FINANCIAL RESULTS FOR 2003

LOSSES SIGNIFICANTLY REDUCED WHILE SENTAUR UNIT BEGINS RAMPING UP

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Coral Springs, FL, March 31, 2004....ACCESSITY CORP. [NASDAQ SMALLCAP: ACTY]
reported today that its operatinG loss declined sharply in 2003, reflecting cost reductions from shedding its automotive businesses and increased revenues from its hospital subrogation business.

The Company had a pre-tax loss from continuing operations of $1,852,000 versus $3,746,000 in the prior year, reducing its losses by nearly half despite funding the growth of its newest business in medical receivable recovery operated by its wholly owned subsidiary Sentaur Corp. ("Sentaur"). The Company's general and administrative costs have been reduced by approximately $1.4 million during the current year. Accessity's net loss for the year was $1,626,000, or $.74 per diluted share. In 2002, Accessity reported net income of $1,248,000, or $.57 per share, primarily as a result of the gain on the sale of the Company's fleet services business. These per-share figures reflect a 1-for-5 reverse stock effective January 7, 2004.

Sentaur's business that subrogates against health insurance companies and Preferred Provider Organizations (PPOs) on behalf of hospitals, generated $378,000 in fees for the Company in 2003, as a result of recovering more than $1 million for its hospital clients, during its initial quarters of revenue generation. This demonstrates that Sentaur is on track to see its revenues continue to increase, thereby permitting Accessity to reach its anticipated goal of profitability within the next few quarters.

The Company also received $142,000 in royalties from its strategic partner, ClaimsNet Inc., a subsidiary of CEI Group, Inc., which took over operation of Accessity's Internet-based collision claims repair and management business at the beginning of 2003.
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At year-end 2003, Accessity had cash and investments of $4.4 million, plus
$300,000 in a restricted certificate of deposit and no debt.

This announcement contains "forward looking statements." Words "anticipate," "believe," "estimate," "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.


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